HERLEY INDUSTRIES, INC.
                                AND SUBSIDIARIES

                                   Exhibit 11



                        COMPUTATION OF PER SHARE EARNINGS


                                                    Thirteen weeks ended
                                                    --------------------
                                                   October 29,      October 30,
                                                      1995             1994
                                                   -----------      -----------

Net Income                                         $ 515,831        $ 184,083
                                                     =======          =======

Weighted average number of
      common shares outstanding                    2,960,242        4,175,689
                                                   =========        =========

Number of shares outstanding                       2,802,274        4,175,689
                                                   =========        =========

Earnings per common and common equivalent share:

      Net income                                     $ .17            $ .04
                                                       ===              ===


                                       11
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